Dice Holdings, Inc. Reports Fourth Quarter and Full Year 2014 Results

•	Revenues increased 16% year-over-year to $67.8 million in the fourth quarter, including 3% organic revenue growth

•	Net income for the fourth quarter totaled $6.5 million, resulting in diluted earnings per share of $0.12 compared to $(0.11) in the fourth quarter of 2013

•	Cash flows from operations totaled $55.5 million for the year ended 2014 compared to $49.4 million in 2013, an increase of 13%

•	Deferred revenue increased 12% year-over-year to $86.4 million from December 31, 2013

•	Open Web launched in the Company’s Financial Services vertical

New York, New York, January 29, 2015 - Dice Holdings, Inc. (NYSE: DHX) (the “Company”), a leading provider of specialized websites for professional communities, today reported financial results for the quarter and year ended December 31, 2014.
“With multiple product introductions and enhancements delivered across our brands in 2014, we demonstrated our ability to invest in the growth of the business while also improving our operating performance,” said Michael Durney, President and Chief Executive Officer. “During the fourth quarter, we launched a new version of Open Web™ to our financial services vertical, eFinancialCareers, and continued to drive usage and adoption of Open Web in our technology businesses. Additionally during the quarter, our Dice.com team continued to innovate for both customers and technology professionals with the launch of new mobile and site experiences.”
Revenues for the quarter ended December 31, 2014 totaled $67.8 million, an increase of 16% from $58.4 million in the comparable quarter of 2013 due primarily to revenues from acquired businesses, which contributed $7.5 million of growth in the quarter. The increase in quarterly revenues also reflects year-over-year growth in each of the brands in the Tech & Clearance segment and at Slashdot Media.
Operating expenses for the fourth quarter totaled $55.5 million, an increase of $6.5 million from the comparable quarter of 2013, excluding the fourth quarter 2013 impairment charge of $15.9 million. The increase related to acquired businesses was $6.7 million in the quarter.
The Company’s net income for the quarter ended December 31, 2014 totaled $6.5 million, resulting in diluted earnings per share of $0.12.
Net cash provided by operating activities totaled $7.9 million for the quarter ended December 31, 2014, as compared to $8.6 million for the quarter ended December 31, 2013.
Adjusted EBITDA for the quarter ended December 31, 2014 totaled $20.1 million, or 30% of Adjusted Revenues. See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations.”

Operating Segment Results
For the quarter ended December 31, 2014, Tech & Clearance segment revenues increased 4% year-over-year to $35.3 million, or 52% of consolidated revenues, with growth in each of the segment brands.
Finance segment revenues for the fourth quarter of 2014 increased 1% year-over-year to $9.2 million, with currency translation negatively impacting revenues by $0.2 million.
The Energy segment revenues grew 34% year-over-year to $8.0 million in the quarter ended December 31, 2014, accounting for 12% of consolidated revenues. OilCareers, acquired in March 2014, contributed $1.9 million in revenues in the fourth quarter.

For the quarter ended December 31, 2014, the Healthcare segment contributed $6.9 million in revenues, an increase of $3.2 million year-over-year due to the November 2013 acquisition of HEALTHeCAREERSTM and BioSpace®. Hospitality segment revenues for the fourth quarter of 2014 were $3.6 million, an increase of $2.2 million year-over-year reflecting the acquisition of Hcareers® in November 2013.

Corporate & Other segment revenues grew 11% to $4.8 million for the quarter ended December 31, 2014 reflecting improvements in operations at Slashdot Media this year.

“We continued to see incremental improvements in the financial performance of our core businesses, with additional progress seen in sales for all three brands in our Tech & Clearance segment,” said John Roberts, Chief Financial Officer.

Full Year Operating Results

Revenues for the year ended December 31, 2014 increased 23% to $262.6 million, as compared to $213.5 million in 2013.

Operating expenses for the year ended December 31, 2014 totaled $216.0 million, an increase of $47.6 million from 2013, excluding the fourth quarter 2013 impairment charge of $15.9 million. The year-over-year increase from acquired businesses was $50.0 million for the year.

Net income for the year ended December 31, 2014 was $27.6 million as compared to $16.2 million in 2013, an increase of 70%. For the year ended December 31, 2014, diluted earnings per share were $0.51 as compared to $0.27 for 2013, an increase of 89%, partially reflecting the impact of the Company’s share repurchase plan.

For the year ended December 31, 2014, net cash provided by operating activities totaled $55.5 million, compared to $49.4 million in 2013. Adjusted EBITDA for the year ended December 31, 2014 was $84.3 million or 32% of Adjusted Revenues compared to $72.6 million or 34% in 2013. See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations.”

“We generated higher free cash flow for the year at the same time we were investing in our business for growth and innovation,” said John Roberts, Chief Financial Officer. “The financial strength and consistency of our business allowed us to expand strategically and continue to return cash to shareholders in 2014.”

Balance Sheet
Deferred revenue at December 31, 2014 grew 12% to $86.4 million from $77.4 million at December 31, 2013. The increase was primarily driven by our Tech & Clearance segment, which grew 10% year-over-year and accounted for 60% of the overall increase in deferred revenue. The Finance, Hospitality and Energy segments also contributed to the overall increase, with growth in the Energy segment primarily driven by the acquisition of OilCareers in March 2014.
Net Debt, defined as total debt less cash and cash equivalents and investments, was $83.7 million at December 31, 2014, consisting of total debt of $110.5 million minus cash and cash equivalents of $26.8 million. This compares to Net Debt of $79.6 million at December 31, 2013, consisting of total debt of $119.0 million minus cash and cash equivalents and investments of $39.4 million.

During the fourth quarter of 2014, the Company purchased approximately 700,000 shares of its common stock pursuant to its stock repurchase plan at an average cost of $8.34 per share, for a total cost of approximately $5.6 million. During the year ended December 31, 2014, the Company purchased 4.3 million shares of its common stock pursuant to its stock repurchase plans at an average cost of $7.61 per share, for a total cost of approximately $32.5 million.

Business Outlook

“We are really happy with all that we accomplished in 2014 toward the strategic initiatives we outlined at the beginning of the year, but our work is not done. In 2015, we will work to build upon these achievements, continuing on our path of innovation and leadership across all of our brands. We remain focused on bringing fresh and innovative products and services to market, maximizing the power of our data and analytics to strengthen the inherent value of our brands and fostering creativity throughout the organization,” said Michael Durney, President and CEO.
The Company is providing a current, point-in-time view of estimated financial performance for the quarter ending March 31, 2015 and the year ending December 31, 2015 based on its assessment as of January 29, 2015. The Company’s estimated financial performance for 2015 reflects investments in new growth initiatives, further incremental investment related to product development and sales within the Tech & Clearance segment and Open Web product and the anticipated negative impact of currency fluctuations compared to 2014. Additionally the Company’s estimated financial performance for 2015 reflects the anticipated negative impact on its Energy segment from the decline in oil prices.
The Company’s actual performance will vary based on a number of factors including those that are outlined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 in the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, for a description of Adjusted EBITDA as used below, see “Notes Regarding the Use of Non-GAAP Financial Measures” and for required reconciliations to the most comparable GAAP measures, see “Supplemental Information and Non-GAAP Reconciliations.”

	Quarter ending March 31, 2015	Year ending December 31, 2015

Revenues	$63.5 - $65.0 mm	$268.0 - $276.0 mm

Estimated Contribution by Segment
Tech & Clearance	53%	53%
Finance	13%	13%
Energy	10%	10%
Healthcare	11%	11%
Hospitality	6%	6%
Corporate & Other	7%	7%

Adjusted EBITDA	$16.5 - $17.5 mm	$80.0 - $84.0 mm

Depreciation and amortization	$6.0 - $6.2 mm	$23.8 - $24.6 mm
Non-cash stock compensation expense	$2.1 - $2.2 mm	$8.5 - $9.0 mm
Interest expense, net	$0.8 - $0.9 mm	$3.2 - $3.6 mm
Income taxes	$3.0 - $3.2 mm	$17.3 - $18.2 mm

Net income	$4.5 - $5.0 mm	$27.0 - $28.5 mm

Diluted earnings per share	$0.08 - $0.09	$0.50 - $0.53

Diluted share count	54 million	54 million

Conference Call Information

The Company will host a conference call to discuss fourth quarter and full year 2014 results today at 8:30 a.m. Eastern Time.  Hosting the call will be Michael P. Durney, President and Chief Executive Officer and John J. Roberts, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-877-270-2148 or for international callers by dialing 1-412-902-6510. Please ask to be joined to the Dice Holdings, Inc. call. A replay will be available one hour after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 for international callers; the replay passcode is 10058576. The replay will be available until February 6, 2015.

The call will also be webcast live from the Company’s website at www.diceholdingsinc.com under the Investor Relations section.

Investor Contact

Jennifer Milan
Director, Investor Relations
Dice Holdings, Inc.
212-448-4181
IR@diceholdingsinc.com

Media Contact

Courtney Chamberlain
Public Relations & Investor Relations Associate
Dice Holdings, Inc.
212-448-8288
dicemedia@dice.com

About Dice Holdings, Inc.

Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized websites for professional communities, including technology and engineering, financial services, energy, healthcare, hospitality and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, Asia and Australia.

Notes Regarding the Use of Non-GAAP Financial Measures

The Company has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from similarly titled non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, and other non-recurring income or expense (“Adjusted EBITDA”), free cash flow, Adjusted Revenues, net cash and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes. The Company has provided required reconciliations to the most comparable GAAP measures in the section entitled “Supplemental Information and Non-GAAP Reconciliations.”
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Credit Agreement, represents net income plus (to the extent deducted in calculating such net income) interest expense, income tax expense, depreciation and amortization, non-cash stock option expenses, losses resulting from certain dispositions outside the ordinary course of business, certain writeoffs in connection with indebtedness, impairment charges with respect to long-lived assets, expenses incurred in connection with an equity offering, extraordinary or non-recurring non-cash expenses or losses, transaction costs in connection with the Credit Agreement up to $250,000, deferred revenues written off in connection with acquisition purchase accounting adjustments, writeoff of non-cash stock compensation expense, and business interruption insurance proceeds, minus (to the extent included in calculating such net income) non-cash income or gains, interest income, and any income or gain resulting from certain dispositions outside the ordinary course of business.
We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.
We present Adjusted EBITDA because covenants in our Credit Agreement contain ratios based on this measure. Our Credit Agreement is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Credit Agreement that are based on Adjusted EBITDA may be violated and could cause a default and acceleration of payment obligations under our Credit Agreement.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.
Adjusted Revenues
Adjusted Revenues is a non-GAAP metric used by management to measure operating performance. Adjusted Revenues, represents Revenues plus the add back of the fair value adjustment to deferred revenue related to purchase accounting of acquisitions. We consider Adjusted Revenues to be an important measure to evaluate the performance of our acquisitions.
Free Cash Flow
We define free cash flow as net cash provided by operating activities minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it includes cash used for capital expenditures during the period and is adjusted for acquisition related payments within operating cash flows.
Net Cash/Net Debt
Net Cash is defined as cash and cash equivalents and investments less total debt. Net Debt is defined as total debt less cash and cash equivalents and investments. We consider Net Cash and Net Debt to be important measures of liquidity and indicators of our ability to meet ongoing obligations. We also use Net Cash and Net Debt, among other measures, in evaluating our choices for capital deployment. Net Cash and Net Debt presented herein are non-GAAP measures and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives contain forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information without limitation concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors in the highly competitive market in which we operate, failure to adapt our business model to keep pace with rapid changes in the recruiting and career services business, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, failure to attract qualified professionals to our websites or grow the number of qualified professionals who use our websites, failure to successfully identify or integrate acquisitions, U.S. and foreign government regulation of the Internet and taxation, our ability to borrow funds under our revolving credit facility or refinance our indebtedness and restrictions on our current and future operations under such indebtedness. These factors and others are discussed in more detail in the Company’s filings with the Securities and Exchange Commission, all of which are available on the Investor Relations page of our website at www.diceholdingsinc.com, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, under the headings “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
You should keep in mind that any forward-looking statement made by the Company or its representatives herein, or elsewhere, speaks only as of the date on which it is made. New risks and uncertainties come up from time to time, and it is impossible to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by applicable law.

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per share amounts)

	For the three months ended December 31,		For the year ended December 31,
	2014	2013	2014	2013

Revenues	$67,766	$58,418	$262,615	$213,482

Operating expenses:
Cost of revenues	9,409	6,576	37,212	23,429
Product development	6,833	6,184	26,087	22,437
Sales and marketing	23,267	18,693	83,299	68,799
General and administrative	9,928	11,089	42,059	36,129
Depreciation	2,297	2,688	10,944	8,065
Amortization of intangible assets	3,705	3,719	16,257	9,336
Impairment of goodwill	—	7,728	—	7,728
Impairment of intangible and fixed assets	—	8,156	—	8,156
Change in acquisition related contingencies	19	51	153	197
Total operating expenses	55,458	64,884	216,011	184,276
Operating income (loss)	12,308	(6,466)	46,604	29,206
Interest expense	(869)	(809)	(3,744)	(1,906)
Other income (expense)	118	(266)	(11)	(5)
Income (loss) before income taxes	11,557	(7,541)	42,849	27,295
Income tax expense (benefit)	5,041	(1,681)	15,237	11,049
Net income (loss)	$6,516	$(5,860)	$27,612	$16,246

Basic earnings (loss) per share	$0.13	$(0.11)	$0.53	$0.29
Diluted earnings (loss) per share	$0.12	$(0.11)	$0.51	$0.27

Weighted average basic shares outstanding	51,857	53,960	52,328	56,473
Weighted average diluted shares outstanding	53,963	53,960	54,410	59,476

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the three months ended December 31,		For the year ended December 31,
	2014	2013	2014	2013	2,013
Cash flows from operating activities:
Net income (loss)	$6,516	$(5,860)	$27,612	$16,246	$16,246
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation	2,297	2,688	10,944	8,065	8,065
Amortization of intangible assets	3,705	3,719	16,257	9,336	9,336
Deferred income taxes	619	(5,641)	(3,698)	(7,482)	(7,482)
Amortization of deferred financing costs	86	83	365	264	264
Stock based compensation	1,612	1,868	7,498	8,131	8,131
Change in acquisition related contingencies	19	51	153	197	197
Impairment of goodwill	—	7,728	—	7,728	7,728
Impairment of intangible and fixed assets	—	8,156	—	8,156
Loss on disposal of fixed assets	22	319	22	319
Change in accrual for unrecognized tax benefits	(119)	242	774	116	116
Changes in operating assets and liabilities:
Accounts receivable	(9,477)	(6,701)	(9,709)	(1,438)	(1,438)
Prepaid expenses and other assets	(696)	563	(1,142)	884	884
Accounts payable and accrued expenses	(1,052)	(19)	(1,069)	2,662	2,662
Income taxes receivable/payable	(670)	(1,915)	(1,626)	(6,207)	(6,207)
Deferred revenue	5,186	3,294	8,767	2,378	2,378
Other, net	(149)	6	395	10	10
Net cash flows from operating activities	7,899	8,581	55,543	49,365	40,890
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	(46,344)	(27,001)	(58,603)	(58,603)
Purchases of fixed assets	(1,926)	(2,395)	(8,710)	(10,555)	(10,555)
Purchases of investments	—	—	—	(3)	(3)
Maturities and sales of investments	—	—	—	2,194	2,194
Net cash flows from investing activities	(1,926)	(48,739)	(35,711)	(66,967)	(66,967)
Cash flows from financing activities:
Payments on long-term debt	(13,625)	(10,000)	(37,500)	(30,000)	(30,000)
Proceeds from long-term debt	11,000	69,000	29,000	103,000	103,000
Payments under stock repurchase plan	(6,098)	(20,665)	(33,007)	(55,711)	(55,711)
Payment of acquisition related contingencies	(5,001)	(5,000)	(5,825)	(5,000)	(5,000)
Proceeds from stock option exercises	6,139	209	14,113	3,358	3,358
Purchase of treasury stock related to vested restricted stock	(96)	(209)	(1,319)	(1,204)	(1,204)
Excess tax benefit over book expense from stock based compensation	1,621	522	3,125	2,868	2,868
Financing costs paid	—	(872)	—	(872)	(872)
Net cash flows from financing activities	(6,060)	32,985	(31,413)	16,439	16,439
Effect of exchange rate changes	(154)	1,827	(993)	501	501
Net change in cash and cash equivalents for the period	(241)	(5,346)	(12,574)	(662)	(9,137)
Cash and cash equivalents, beginning of period	27,018	44,697	39,351	40,013	40,013
Cash and cash equivalents, end of period	$26,777	$39,351	$26,777	$39,351	$30,876

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

ASSETS	December 31, 2014	December 31, 2013
Current assets
Cash and cash equivalents	$26,777	$39,351
Accounts receivable, net	49,048	37,760
Deferred income taxes—current	3,373	1,399
Income taxes receivable	3,973	2,399
Prepaid and other current assets	4,764	3,739
Total current assets	87,935	84,648
Fixed assets, net	16,066	18,612
Acquired intangible assets, net	81,345	84,905
Goodwill	239,256	230,190
Deferred financing costs, net	1,320	1,685
Deferred income taxes—non-current	399	—
Other assets	926	601
Total assets	$427,247	$420,641
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$25,714	$27,468
Deferred revenue	86,444	77,394
Current portion of acquisition related contingencies	3,883	5,751
Current portion of long-term debt	2,500	2,500
Deferred income taxes—current	3	123
Income taxes payable	1,205	400
Total current liabilities	119,749	113,636
Long-term debt	108,000	116,500
Deferred income taxes—non-current	15,478	13,641
Accrual for unrecognized tax benefits	3,392	2,618
Acquisition related contingencies	—	4,042
Other long-term liabilities	2,830	2,392
Total liabilities	249,449	252,829
Total stockholders’ equity	177,798	167,812
Total liabilities and stockholders’ equity	$427,247	$420,641

Supplemental Information and Non-GAAP Reconciliations
On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure. A statement of operations and statement of cash flows for the quarters and years ended December 31, 2014 and 2013 and a balance sheet as of December 31, 2014 and December 31, 2013 are provided elsewhere in this press release. Supplemental schedules provided include:

Quarterly Adjusted EBITDA Reconciliation
A reconciliation of Adjusted EBITDA for the quarters and years ended December 31, 2014 and 2013 is provided. This information provides the reader with the information we believe is necessary to analyze the Company.

Non-GAAP and Quarterly Supplemental Data
On this schedule, the Company provides certain non-GAAP information as of and for the quarters and years ended December 31, 2014 and 2013 that we believe is useful to understanding the business operations of the Company.

DICE HOLDINGS, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA
(Unaudited)
(dollars in thousands except per customer data)

	For the three months ended December 31,		For the year ended December 31,
	2014	2013	2014	2013	2,013
Revenues by Segment (GAAP Revenue)
Tech & Clearance (1)	$35,329	$33,936	$136,597	$131,924	$33,936
Finance	9,168	9,106	36,661	34,997	9,106
Energy (2)	7,984	5,974	30,449	23,503	5,974
Healthcare (3)	6,918	3,732	26,913	5,563	3,732
Hospitality	3,606	1,389	13,656	1,389	—
Corporate & Other	4,761	4,281	18,339	16,106	4,281
	$67,766	$58,418	$262,615	$213,482	$57,029
Add back fair value adjustment to deferred revenue
Tech & Clearance	$—	$323	$262	$682	$359
Energy	111	—	728	—
Healthcare	16	456	855	456	—
Hospitality	15	635	1,042	635	—
	$142	$1,414	$2,887	$1,773	$359
Adjusted Revenues by Segment					$132,283
Tech & Clearance	$35,329	$34,259	$136,859	$132,606	34,997
Finance	9,168	9,106	36,661	34,997	23,503
Energy	8,095	5,974	31,177	23,503	5,563
Healthcare	6,934	4,188	27,768	6,019	—
Hospitality	3,621	2,024	14,698	2,024	16,106
Corporate & Other	4,761	4,281	18,339	16,106	$212,452
	$67,908	$59,832	$265,502	$215,255
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$6,516	$(5,860)	$27,612	$16,246
Interest expense	869	809	3,744	1,906
Interest income	—	(1)	—	(30)
Income tax expense (benefit)	5,041	(1,681)	15,237	11,049
Depreciation	2,297	2,688	10,944	8,065
Amortization of intangible assets	3,705	3,719	16,257	9,336
Change in acquisition related contingencies	19	51	153	197
Impairment of goodwill	—	7,728	—	7,728
Non-cash stock compensation expense	1,612	1,868	7,498	8,131
Deferred revenue adjustment	142	1,414	2,887	1,773
Impairment of intangible and fixed assets	—	8,156	—	8,156
Other	(118)	267	11	35
Adjusted EBITDA	$20,083	$19,158	$84,343	$72,592

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$7,899	$8,581	$55,543	$49,365
Interest expense	869	809	3,744	1,906
Amortization of deferred financing costs	(86)	(83)	(365)	(264)
Interest income	—	(1)	—	(30)
Income tax expense (benefit)	5,041	(1,681)	15,237	11,049
Deferred income taxes	(619)	5,641	3,698	7,482
Change in accrual for unrecognized tax benefits	119	(242)	(774)	(116)
Change in accounts receivable	9,477	6,701	9,709	1,438
Change in deferred revenue	(5,186)	(3,294)	(8,767)	(2,378)
Deferred revenue adjustment	142	1,414	2,887	1,773
Changes in working capital and other	2,427	1,313	3,431	2,367
Adjusted EBITDA	$20,083	$19,158	$84,343	$72,592

DICE HOLDINGS, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA (CONTINUED)
(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2014	2013	2014	2013	$49,365
					(10,555)
Adjusted EBITDA	$20,083	$19,158	$84,343	$72,592	$38,810
Adjusted EBITDA Margin (4)	30%	32%	32%	34%

Calculation of Free Cash Flow					8,400
Net cash provided by operating activities	$7,899	$8,581	$55,543	$49,365	8,450
Purchases of fixed assets	(1,926)	(2,395)	(8,710)	(10,555)
Free Cash Flow	$5,973	$6,186	$46,833	$38,810	$996

Dice.com Recruitment Package Customers
Beginning of period	8,000	8,450	8,100	8,400
End of period	7,800	8,100	7,800	8,100
Average for the period (5)	7,950	8,350	8,000	8,550

Dice.com Average Monthly Revenue per Recruitment Package Customer (6)	$1,070	$1,012	$1,044	$1,000

Segment Definitions:
Tech & Clearance: Dice.com, ClearanceJobs, The IT Job Board (from acquisition, July 2013) and related career fairs
Finance: eFinancialCareers
Energy: Rigzone, OilCareers (from acquisition, March 2014) and related career fairs
Healthcare: Health Callings; HEALTHeCAREERS and BioSpace (both from acquisition, November 2013)
Hospitality: Hcareers (from acquisition, November 2013)
Corporate & Other: Corporate related costs, Slashdot Media and WorkDigital

(1) Includes $2.7 million and $9.7 million of The IT Job Board revenue for the fourth quarter and twelve months ended December 31, 2014, respectively, and $2.1 million and $3.2 million for the fourth quarter and twelve months ended December 31, 2013, respectively.

(2) Includes $1.9 million and $6.1 million of OilCareers revenue for the fourth quarter and twelve months ended December 31, 2014, respectively.
(3) Includes $6.7 million and $25.1 million of HEALTHeCAREERS and BioSpace revenue for the fourth quarter and twelve months ended December 31, 2014, respectively, and $3.1 million of HEALTHeCAREERS and BioSpace revenue for the fourth quarter and full year 2013.

(4) Adjusted EBITDA margin is computed as Adjusted EBITDA divided by Adjusted Revenues.
(5) Reflects the daily average of recruitment package customers during the period.					$33,936
(6) Reflects simple average of three months in each period.					9,106